EXHIBIT 10.4

AGREEMENT

     This Amended and Restated Agreement is dated as of December 1, 2002 by and between WACHOVIA SECURITIES, INC., formerly known as First Union Securities, Inc. (“Wachovia”) and J. ALDEN PHILBRICK, IV (“Philbrick”), OXFORD VENTURE FINANCE, LLC and OXFORD FINANCE CORPORATION, INC. (together “Oxford”). This Agreement supercedes the Agreement between the aforementioned parties dated as May 1, 2002.

BACKGROUND STATEMENT

     On February 28, 2002, Wachovia and Oxford Venture Finance, LLC entered into a Letter Agreement under which Wachovia was to serve as exclusive agent for one or more transactions for the capitalization of Oxford Finance Corporation, Inc. (this Agreement refers to each such transaction as a “Transaction”). A copy of the Letter Agreement is attached to this Agreement. Wachovia had, prior to the date of the Letter Agreement, begun to perform services for the benefit of Oxford in the expectation that an agreement substantially in the form of the Letter Agreement would be achieved.

     Wachovia and Oxford have discussed the possibility that Oxford would consummate or seek to consummate a Transaction through an agent other than Wachovia. Oxford has advised Wachovia that it desires to close on or about March 29, 2002, through an agent of Oxford other than Wachovia, a Transaction effecting an equity financing of Oxford Finance Corporation, Inc. (“the Equity Financing”). Wachovia has advised Oxford that it would view the closing of such a Transaction as an event entitling Wachovia to a fee from Oxford by operation of the Letter Agreement. Wachovia and Oxford have agreed to resolve issues regarding the entitlement of Wachovia to a fee upon closing of this Transaction, and other issues regarding these parties’ obligations, as follows:

TERMS OF AGREEMENT

     1.     Payment made to Wachovia. On April 3, 2002 Oxford paid to Wachovia the sum of $100,000.00.

     2.     Right of first refusal of Wachovia. Oxford shall have the obligation, from the date of this Agreement and through the date, if any, that Wachovia and Oxford agree in writing to terminate such obligation, to offer to Wachovia in writing the opportunity to serve as exclusive agent for Oxford in any debt financing contemplated by Oxford or by any subsidiary or affiliate of Oxford that now exists or may in the future exist. Unless Wachovia expressly declines, in writing, to serve in such capacity, or in the event that Oxford fails to offer it the opportunity so to serve, Wachovia shall be entitled to a fee to be agreed upon between it and Oxford, but that shall not be less than one (1) percent of the amount of the financing.

     The right of first refusal expressed in this Paragraph 2 shall terminate at the point that Wachovia shall have received, in good funds, fees under this Paragraph 2 totaling at least $500,000.00. Wachovia and the entity or entities for which it may serve as exclusive agent for debt financing under this Paragraph 2 may elect to enter into separate agreements regarding the terms of such agency, but if they elect not to do so, this Agreement shall govern the agency relationship and Wachovia’s entitlement to a fee.

     “Debt financing” means, for purposes of this Paragraph 2, any transaction or series of related transactions by or through which Oxford, a subsidiary or an affiliate obtains financing through means other than the issuance of equity securities or interests, and includes all transactions understood in the corporate finance and investment banking industries to qualify as debt rather than as equity transactions. The parties to this Agreement further intend that “debt financing” be given the broadest possible interpretation consistent with the usage of this phrase in the corporate finance and investment banking industries, and that the phrase be interpreted to include, in addition to loan transactions described as such, the issuance of preferred stock; and the issuance of loans or other debt or debt-like instruments with rights of conversion to equity or rights (e.g. warrants) to obtain equity. This enumeration of forms of transaction constituting “debt financing” for purposes of this Paragraph 2 is a limited illustration rather than a comprehensive enumeration of qualifying transactions.

     3.     Installment payments from Oxford to Wachovia. In addition to the payments provided in paragraphs 1 and 4 of this Agreement, Oxford shall pay or cause to be paid to Wachovia, on the first day of each month beginning May 2002 and through December 2002, the sum of $18,750.00, for a total amount of $150,000.00. This amount shall be credited against future fees payable to Wachovia for services related to asset-backed securitization transactions.

     4.     Fee to be paid to Wachovia in the event of certain transactions. In addition to all other obligations of Oxford expressed in this Agreement, Oxford shall pay Wachovia an amount equal to one percent (1%) of the Aggregate Consideration in respect of any Transaction between or among Oxford and either or both parties listed on Exhibit A attached hereto (together and separately “Acquiror”). Except as set forth below, such amount shall be paid to Wachovia at the closing of each Transaction (“Closing”). This obligation of payment is independent from all other payment obligations of Oxford in this Agreement, and shall exist whether or not Wachovia becomes entitled to payment under Paragraph 2 of this Agreement. Wachovia shall, upon request of Oxford, furnish to it customary mergers and acquisitions advisory services with respect to a prospective or contemplated Transaction, but shall be entitled to its fee under this paragraph whether or not Oxford has requested such services for a period of eighteen (18) months from the date of the signing of this agreement.

     “Transaction” means any of the following, accomplished directly or indirectly in a single transaction or a series of transactions: (i) any purchase or acquisition by an Acquiror of all or substantially all the assets or capital stock of Oxford; (ii) any purchase or acquisition by an Acquiror of capital stock of Oxford or any merger, share exchange, consolidation or similar combination transaction involving Oxford that results, directly or indirectly, in the acquisition by an Acquiror of (A) a majority of the outstanding capital stock of Oxford or its successor by operation of law or (B) a significant portion (but less than a majority) of the outstanding capital stock of Oxford if the Acquiror is entitled to special voting rights or contractual rights to prohibit or restrict fundamental transactions of Oxford.

     “Aggregate Consideration” means the total amount paid or payable, directly or indirectly, to, or for the benefit of, Oxford and/or its security holders of (i) cash; and (ii) equity or debt securities or other equity interests (valued at the fair market value thereof on the date of Closing), including equity retained by Oxford or its shareholders; plus (iii) the face amount of any debt for borrowed money, including capital leases, of Oxford that is (A) in a sale of assets, assumed or repaid by the Acquiror at Closing, or (B) in any other Transaction, assumed or repaid by the Acquiror at Closing or remaining on Oxford’s balance sheet after Closing; (iv) in an asset sale, the fair market value of Oxford’s assets that remain on its balance sheet after Closing less the fair market value of any liabilities of Oxford (other than indebtedness for borrowed money, including capital leases) that remain on its balance sheet after closing; and (v) the amount of any other form of consideration paid to Oxford or to any shareholder, owner or partner of Oxford, including pursuant to non-compete agreements, any consideration held in escrow, and future payments which are contingent upon the performance of Oxford or any successor to it. Aggregate Consideration will exclude any payment or consideration to adjust for any closing working capital being higher or lower than the base level of working capital as defined in a definitive acquisition or purchase agreement. When such future payments are determinable at Closing, that portion of the fee will be paid at Closing based upon the present value of such payments, discounted at the prevailing rate on Treasury securities having a maturity most closely approximating the period over which such payments are expected to be made. When such future payments are not determinable at Closing, that portion of the fee will be paid at the time of receipt by the Oxford or its shareholders, bondholders, or other security holders.

     5.     Payment of Wachovia expenses. In addition to any amounts payable to Wachovia hereunder, Oxford agrees, from time to time upon request, to reimburse Wachovia for all reasonable and customary travel (limited to domestic coach class and international business class air fares) and other out-of-pocket expenses incurred in respect of Oxford (including expenses incurred prior to March 29, 2002 in connection with any services performed for Oxford by Wachovia) or otherwise arising out of or in connection with any actual or potential Transaction or debt financing, including any sales, use or similar taxes arising in connection with such Transaction or debt financing. To the extent that officers or employees of Wachovia or its affiliates assist in, or provide testimony (whether at trial or in deposition) for or documents in connection with, any action, suit or proceeding related to, or arising from, Wachovia’s engagement hereunder, the Company shall pay Wachovia its reasonable charges for the services of such officers and employees.

     6.     Indemnification of Wachovia by Oxford. Oxford agrees to indemnify and to hold harmless Wachovia and each of its officers, directors, employees, affiliates, agents, counsel and other advisors, and each other person or entity who controls any of them (hereinafter collectively referred to as an “Indemnified Party”), to the full extent allowed by law or equity, from and against any and all damages, costs, fees, expenses or liabilities, joint or several, to which an Indemnified Party may become subject, related to or arising out of any actual or threatened claims (valid or not) or judgments against them in connection with Wachovia’s engagement or performance under this Agreement, any transactions contemplated thereby, and any services rendered by Wachovia prior to the effective date of this Agreement, (hereinafter referred to collectively as a “Claim”), and shall, upon request, reimburse an Indemnified Party for all legal and other costs, fees and expenses as they are incurred in connection with investigating, preparing or defending a Claim; provided, however, that no such indemnification shall be required to be paid to an Indemnified Party with respect to a Claim that it is finally determined (by a court of competent jurisdiction or through arbitration) to have resulted primarily from the gross negligence or willful misconduct of any Indemnified Party.

     In the event that the foregoing indemnity is unavailable or insufficient for any reason (other than by reason of the terms hereof), Oxford shall contribute to any amounts paid or payable by an Indemnified Party in such proportion as appropriately reflects the relative benefits to such Indemnified Party and to Oxford in connection with the matters to which the Claim relates. If such allocation is judicially determined to be impermissible, then Oxford shall contribute in such proportion as appropriately reflects the relative benefits and relative fault of Oxford and such Indemnified Party, as well as any other equitable considerations. The aggregate liability of Wachovia and any other Indemnified Party for contribution pursuant to this paragraph in connection with all Claims shall not exceed the amount of fees actually received by Wachovia under the Letter Agreement.

     All amounts due to an Indemnified Party hereunder shall be payable by Oxford promptly upon request by such Indemnified Party. In addition, Oxford agrees to pay all costs and expenses (including attorneys’ fees) incurred by any Indemnified Party to enforce the terms of this paragraph.

     Upon receipt by an Indemnified Party of actual notice of a Claim as to which indemnification may be sought hereunder, such Indemnified Party shall promptly notify Oxford of the nature and basis of the Claim. In addition, an Indemnified Party shall promptly notify Oxford after any action is commenced against the Indemnified Party (by way of service with a summons or other legal process) and shall transmit a copy to the business address of Oxford. In any event, failure to notify Oxford shall not relieve Oxford from any liability which Oxford may have on account of this indemnity or otherwise, except to the extent that Oxford is actually prejudiced thereby. Oxford may, and shall, if requested by any Indemnified Party, assume the defense of Oxford against such Indemnified Party in respect of which indemnity may be sought hereunder, including, without limitation, the employment of one counsel reasonable satisfactory to all Indemnified Parties and the payment of the fees and expenses of such counsel and necessary experts, in which event, except as provided below, Oxford shall not be liable for the fees and expenses of any other counsel retained by such Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have assumed, any Indemnified Party shall have the right to participate and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) Oxford and such Indemnified Party have agreed in writing to the retention of such counsel; or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include Oxford and such Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be inappropriate due to actual or potential conflicts of interests between Oxford and such Indemnified Party. Both parties hereby waive their right to a jury trial.

     Oxford shall not be liable for any settlement of any litigation or proceeding effected without its written consent; however, if settlement occurs with such consent or if there is a final judgment against the Indemnified Party, Oxford agrees to indemnify, pursuant to the terms hereof, against any loss or liability by reason of such settlement or judgment. Oxford shall not settle any Claim, action or proceeding where indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party to such Claim, without Wachovia’s written consent, which consent will not be unreasonably withheld.

     7.     Release of claims. In exchange for the various agreements, undertakings, and releases expressed in this Agreement, each of Wachovia, on the one hand, and Oxford and Philbrick, on the other hand, on their own behalf and on behalf of their respective directors, officers, employees, shareholders, members and agents (the “Releasors”), agree to and do hereby release and discharge the other, and the employees, directors, officers and agents of the other (the “Releasees”), from any and all claims or causes of action the Releasors may have or have had or may in the future have arising from any acts, omissions, circumstances, or facts occurring prior to and through the date of this Agreement, including without limitation arising under the February 28, 2002 Letter Agreement, provided however that this mutual release does not in any way affect or release any obligation or agreement arising under any other section of this Agreement. In addition, neither party is aware of any pending or threatened third-party claims against Wachovia, Oxford or Philbrick.

     8.     Reliance on Wachovia statements and advice. Should Oxford receive advisory services from Wachovia under this Agreement, Oxford acknowledges that Wachovia has been retained to provide such services only by Oxford, and that Oxford’s engagement of Wachovia is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of Oxford or any other person not a party hereto as against Wachovia or any of its controlling persons, affiliates, directors, officers, employees or agents. Unless otherwise expressly agreed in writing by Wachovia, no one other than Oxford is authorized to rely upon this engagement or any other statements or conduct of Wachovia, and no one other than Oxford is intended to be a beneficiary of this Agreement. Oxford acknowledges that any recommendations or advice, written or oral, given by Wachovia to Oxford in connection with Wachovia’s engagement are intended solely for the benefit and use of Oxford’s management and directors in considering a possible Transaction or Debt Financing, and any such recommendations or advice shall not confer any rights or remedies upon any other person or be used or relied upon for any other purpose.

     9. Limitation of Wachovia’s Liability to Oxford. Wachovia and Oxford further agree that neither Wachovia nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to Oxford, its security holders or creditors, or any person asserting claims on behalf of or in the right of Oxford (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or services that may be rendered hereunder, except to the extent that it is finally determined (by a court of competent jurisdiction and after exhausting all appeals or in an arbitration conducted in accordance with this Agreement) that such losses, fees, damages, liabilities, costs, expenses or equitable relief resulted solely from the gross negligence or willful misconduct of Wachovia.

     10.     Governing Law. This Agreement shall be interpreted, and the rights and liabilities determined, in accordance with the laws of the State of New York.

     11.     Arbitration of Disputes. Except as provided below, any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of any such claim or controversy shall take place in Charlotte, North Carolina. In the event that Wachovia is named as a party in a lawsuit arising out of or related to its engagement or to a Transaction or a Debt Financing and Oxford is not named as a party in that lawsuit, Wachovia has the right but not the obligation to file a third-party claim against Oxford or to otherwise join Oxford in that lawsuit in accordance with applicable law. If Wachovia does not exercise that right, any dispute over a claim for indemnity or contribution by Wachovia arising out of the lawsuit in which Oxford was not named as a party shall be settled by arbitration as contemplated herein.

     12. Miscellaneous. This Agreement shall not be modified or amended except in writing signed by Wachovia and Oxford. This Agreement shall not be assigned without the prior written consent of Wachovia and Oxford. This Agreement constitutes the entire agreement of Wachovia and Oxford with respect to the subject matter hereof and supersedes all prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. In connection with the services it renders pursuant to this Agreement, Wachovia shall not be required to obtain any additional licenses, consent to service of process or otherwise make any further material filing under any applicable state or federal statutes or regulations. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     13.     The signatories of this document are the appropriate and fully authorized representatives of each entity.

FIRST UNION SECURITIES, INC.

Date:	By:	/s/ Robert K. Grunewald Robert K. Grunewald Managing Director

OXFORD VENTURE FINANCE LLC

Date:	By:	/s/ J. Alden Philbrick IV J. Alden Philbrick IV Managing Member

OXFORD FINANCE CORPORATION, INC.

Date:	By:	/s/ Michael Altenburger Michael Altenburger Chief Financial Officer

Date:	By:	/s/ J. Alden Philbrick IV J. Alden Philbrick,IV, individually